Exhibit 10.2

CONFIDENTIAL

AMENDED AND RESTATED DEFINITIVE FINANCING COMMITMENT

TERM SHEET

TO

PROVECTUS BIOPHARMACEUTICALS, INC.

DATED EFFECTIVE: March 19, 2017

The following is a summary of the terms and conditions of a proposed financing plan (the “Plan”) offered by certain individuals to Provectus Biopharmaceuticals, Inc. (the “Company”). The Plan supersedes the proposal to the Board of Directors (the “Board”) dated March 2, 2017 and made by Transition Advisory Team to the Company on March 3, 2017. Solely for ease of reference in this Term Sheet, the Transition Advisory Team shall hereinafter be referred to as the “PRH Group”. The PRH Group specifically disclaims that it is a “Group” as defined in the Federal securities laws. It is the goal of the PRH Group to work with the Company to rebuild and reestablish confidence in the Company and the Company’s ability to execute a strategic business plan that maximizes shareholder value with the Company as an ongoing operating enterprise.

On or about January 27, 2017, Peter Culpepper, the Company’s former Interim Chief Executive Officer and former Chief Operating Officer (“Culpepper”), whose employment was terminated for cause by the Company on December 27, 2016, and a group of investors (including Culpepper, the “Culpepper Group”) filed a definitive Schedule 14A proxy statement proposing its own slate of directors for the Company’s Board of Directors at the next Annual Meeting of Shareholders of the Company (the “Culpepper Proxy Statement”). Also, the Culpepper Group submitted its own financing plan to the Company before the PRH Group’s March 2, 2017 proposal. On March 8, 2017, the Culpepper Group withdrew its financing proposal.

Total Financing Commitment	Subject to the Company’s acceptance and agreement to the terms of this Financing Term Sheet (the “Term Sheet”) and satisfaction of the terms and conditions of the Closing of the First Tranche of the Financing (the “Conditions” enumerated below under “Terms and Conditions Precedent to Funding the First Tranche of the Financing”), the PRH Group will use its best efforts to arrange for a financing of a minimum of $10 million and maximum of $20 million (the “Financing”), which amounts will be provided in several tranches as described herein. The total amount of the proposed Financing is based on confidential information provided to the PRH Group by the Company to fund its estimated near term general and administrative expenses needs and by Eric Wachter of the estimated financing the Company will need to complete its clinical development program as currently constituted and envisioned as well as the due diligence the PRH Group conducted through discussions with the Company’s management, consultants and advisors and the review of documents in the Company’s data room, as permitted pursuant to the terms of those certain Non-Disclosure Agreements entered into between the Company and each of Edward Pershing, Dominic Rodrigues and Bruce Horowitz in January 2017.

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Structure of the Financing

The structure of the Financing will be in the form of a secured convertible loan (the “Loan”) from the PRH Group, Eric Wachter, and from investors (which may include, but not be limited to, institutional investors, family offices and accredited investors “together with the PRH Group and Eric Wachter, the “Investors”) introduced by the PRH Group. The Loan will be evidenced by one or more secured convertible promissory notes (the “Notes”) from the Company to each Investor.

Pursuant to the Loan, the Company’s Board of Directors shall have the right to request to borrow any portion of the Financing at any time until two weeks prior to the expiration of the Financing commitment by submitting a borrowing request to PRH Group at least 5 business days prior to the requested borrowing date; provided, that it is in the PRH Group’s (and the Investor’s) sole discretion to grant any subsequent borrowing request of the Company, which will not be unreasonably withheld.

In addition to the customary provisions, the Note shall contain the following provisions:

(i)	that the Loan will be secured by a first lien security interest in the Company’s intellectual property and such first lien shall be evidenced in writing and recorded in the county where the Company’s principal offices are located;

(ii)	that the Loan will bear interest at the rate of 8% per annum on the outstanding principal amount of the Loan that has been funded to the Company;

(iii)	that the Loan proceeds will be held in one or more accounts (the “Escrow”) reasonably acceptable to the Company and the PRH Group pending the Company’s take down of tranches of the Financing as contemplated herein and as determined by the Board of Directors with the approval of the PRH Group, which approval shall not be unreasonably withheld;

(iv)	that pending the take down of tranches of the Financing, the interest earned on amounts in the Escrow shall inure to the benefit of the Investor(s);

(v)	that in the event there is a change of control of the Company’s Board of Directors as proposed by any person or group other than the PRH Group, the term of the Note will be accelerated and all amounts due under the Note will be immediately due and payable and that any proceeds received by the Company from

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any financing source will be used to first repay the outstanding principal amount of the Notes that have been funded to the Company plus interest at the rate of 8% per annum, plus a penalty in the amount equal to ten times (10x) the outstanding principal amount of the Loan that has been funded to the Company;

(vi)	that the principal amount of the Loan and the interest payable under the Loan will be convertible at the sole discretion of the PRH Group in to shares of the Company’s Series D Preferred Stock (with the rights and preferences set forth in this Financing Term Sheet, see “Rights and Preferences of the Series D Stock” below) at a price per share equal to ten times (10x) the average of the closing sale prices of the Company’s common stock for (1) the ten (10) trading days preceding the public announcement of the terms of this Term Sheet, or (2) if no such public announcement is made, the ten (10) trading days preceding March 20, 2017 (subject to final negotiation of the Series D Pricing); and

(vii)	notwithstanding (vi) above, the principal amount of the Note and the interest payable under the Loan will automatically convert into shares of the Company’s Series D Preferred Stock (with the rights and preferences set forth in this Financing Term Sheet, see “Rights and Preferences of the Series D Stock” below) at a price per share equal to ten times (10x) the average of the closing sale prices of the Company’s common stock for (1) the ten (10) trading days preceding the public announcement of the terms of this Term Sheet, or (2) if no such public announcement is made, the ten (10) trading days preceding March 20, 2017 (subject to final negotiation of the Series D Pricing) effective on the 18 month anniversary of the Company’s take down of the Final Tranche of the Financing unless the Culpepper Group or any member or affiliate of the Culpepper Group has commenced a proxy contest against the Company or a lawsuit against the Company relating to the Financing in which case such automatic conversion shall not occur pending the outcome of such proxy contest and then only occur if the Culpepper Group loses the proxy contest.

(viii)	Upon conversion of the Loan into the Series D Preferred Stock, the PRH Group (including any Investors) agree to release their first lien on the Intellectual Property.

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The PRH Group	The PRH Group includes Edward Pershing (exclusively in an advisory capacity only), Dominic Rodrigues, Bruce Horowitz, and additional members as the PRH Group may determine in their sole discretion.

First Tranche of the Financing	The Company agrees that (i) the first tranche of the Financing to be arranged by the PRH Group shall be $2,500,000 (the “First Tranche”), (ii) subject to (1) the Company’s acceptance and agreement to the terms of this Term Sheet, (2) satisfaction of the Conditions to the extent applicable prior to the funding of the First Tranche into Escrow, and (3) the execution of the Promissory Note and related loan documents acceptable to the PRH Group, the PRH Group shall use its best efforts to have the First Tranche deposited into the Escrow on or before the expiration of 30 days from the date of the Company’s acceptance and agreement of this Term Sheet, and (iii) the Company acknowledges and understands that it shall have access to the First Tranche amount as the Company shall require to fund its operations as determined in good faith by the Board of Directors and subject to the reasonable approval of the PRH Group, which approval will not be unreasonably withheld.

Timing of Subsequent Financing; Tranches

Subject to the Company’s acceptance and agreement to the terms of this Term Sheet and satisfaction of the Conditions, the PRH Group shall use its best efforts to arrange the Second Tranche of Financing in the amount of $5,000,000 on or before June 30, 2017 (the “Second Tranche”).

The funding of the Second Tranche into the Escrow, shall be subject to the Conditions to the extent the Conditions have not already been satisfied to the reasonable satisfaction of the PRH Group.

Additionally, the second and subsequent tranches of the Financings shall be subject to the following conditions:

a.	The election of the Company’s slate of directors to the Board as contemplated in this Term Sheet at the Company’s 2017 annual stockholders meeting; and

b.	the PRH Group’s receipt of the satisfactory evidence of the recording of the lien on the Company’s intellectual property in favor of the PRH Group as contemplated herein.

The PRH Group will arrange for the balance of the Financing at such times and in such amounts as the Company and the PRH Group shall mutually agree.

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The Rights and Preferences of the Series D Convertible Preferred Stock

In addition to the following rights and preferences, the Series D Preferred Stock shall also include Sections (i) – (viii) set forth under “Structure of the Financing” above.

No subsequently issued Senior Equity Securities: No series or class of Capital Stock shall be issued by the Company after the date of the acceptance of this Financing Term Sheet that is senior to the rights and preferences of the Series D Preferred Stock (including but not limited to voting rights, conversion, dividends, anti-dilution, etc.).

Preference on Proceeds from the Sale, Liquidation or Dissolution of the Company: The Series D Preferred stock shall have a first priority right to receive proceeds/distribution from the sale, liquidation or dissolution of the Company or any of the Company’s assets before proceeds from such an event are distributed to holders of other class of the Company’s Capital Stock.

If the event occurs within 2 years of the date of issuance of the Series D Preferred Stock, the Series D Preferred Stock shall receive a preference of 4 times the investment amount; if the event occurs longer than 2 years of the Closing, the Series D Preferred Stock shall receive a preference of 6 times the investment amount (subject to final negotiations with prospective investors and financing sources).

Conversion to Common Stock: The Series D Preferred Stock shall be convertible at the option of the holders into shares of the Company’s Common Stock based on a formula to achieve a 1-for-1 conversion, provided the Company has sufficient number of authorized but unissued shares of Series D Preferred Stock (otherwise the pricing of the Series D Preferred Stock and the conversion formula into common stock will be revised accordingly). Any fractional shares issuable pursuant to the formula will be rounded up to the next whole share of Common Stock. The Series D Preferred Stock shall automatically convert into shares of Common Stock upon the fifth anniversary of the date of issuance of the Series D Preferred Stock.

Voting Rights: Customary, and on an as-converted basis (i.e., 1 vote per share of Series D Preferred Stock assuming a 1-for-1 conversion).

No Dividend Preference: No Dividend Preference. However, the Series D Preferred Stock shall be entitled to receive dividends when any dividends are declared and paid on the Common Stock or other series or class of Preferred Stock and on a pari passu basis.

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Representations and warranties of the Company	Anti-dilution Protection: None Customary representations and warranties by Provectus and the PRH Group to each other.

Terms and Conditions Precedent to Funding the First Tranche of the Financing or to the Company’s first draw down of any amount of the First Tranche.	The following are the terms and conditions precedent to Funding the First Tranche of the Financing or to the Company’s first draw down of any amount of the First Tranche, as applicable. The PRH Group reserves the right to waive and modify in its sole discretion any of the following conditions.

1.	Eric Wachter has agreed in writing that, upon the Board’s approval of this Term Sheet, he will fund the balance of his $2,500,000 loan to the Company upon the execution of this Term Sheet by the PRH Group and the Company, and, upon the PRH Group’s funding of the First Tranche into the Escrow, he will convert his entire financing of $2,500,000 into a promissory note having the same terms as the Note issued to the Investors as contemplated in this Term Sheet.

2.	The Company has provided to the PRH Group sufficient information acceptable to the PRH Group to validate the financial requirements of the Company’s clinical development program and operating capital needs.

3.	The Company has provided to the PRH Group sufficient information acceptable to the PRH Group to validate the Company’s ownership of the intellectual property free and clear of all liens, claims and encumbrances.

4.	There are no material adverse changes in the financial condition, operations or prospects of the Company prior to the first draw down of any amount of the First Tranche.

5.	Prior to the funding of the First Tranche into Escrow, the Company has provided to the PRH Group the Secured Convertible Promissory Note, and such other documents required to evidence the terms of the Loan satisfactory to the PRH Group and to the PRH Group’s legal counsel.

6.	Prior to the first draw down of any amount of the First Tranche, the PRH Group has completed its customary due diligence examination of the Company and the Company has provided such information and documents as reasonably requested by the PRH Group to conduct customary due diligence examination and such due diligence examination has not revealed any material adverse information previously unknown to the PRH Group.

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7.	Prior to the first draw down of any amount of the First Tranche, the PRH Group shall have received satisfactory evidence that there are no liens on the Company’s assets except as disclosed in writing by the Company to the PRH Group Investor and agreed to by the PRH Group and the Investor.

8.	There are no changes to the management of the Company and the Company’s Board except as approved by the PRH Group prior to the date of the funding of the First Tranche of the Financing into the Escrow.

9.	The Company has provided satisfactory evidence to the PRH Group that the Company has formally cancelled and terminated the current rights offering effective March 17, 2017 and that all monies deposited with Broadridge and/or Maxim and/or or any other securities firm shall be immediately returned to the investors.

10.	The PRH Group acknowledges that the Company has provided to it a copy of the fully executed Consent and Waiver of Rights Agreement with Maxim dated March 8, 2017 and, if requested by the PRH Group, the Company shall have provided to the PRH Group any additional documentation reasonably requested by the PRH Group to further evidence that the Company has terminated the Maxim Group relationship effective March 31, 2017 with no 30-day extension.

11.	Prior to the first draw down of any amount of the First Tranche, the Company hereby agrees and the Board of Directors hereby agrees that the Board of Directors will take such action which shall be effective simultaneously with the funding of the First Tranche into the Escrow, so that (i) Al Smith, Tim Scott and Kelly McMasters shall resign as directors of the Company, (ii) Bruce Horowitz, Dominic Rodrigues and a third candidate as shall be nominated by the PRH Group as soon as practicable and approved by the Board shall be appointed as Directors, (iii) Dominic Rodrigues shall be appointed as Chairman of the Board of Directors and (iv) the current Board will take such action as may be required to allow for the Board to have 4 Directors until such time as PRH’s third director is nominated and appointed for the Board to have 5 Directors.

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12.	The Company hereby agrees and the Board of Directors hereby agrees that the Board of Directors will take such action which shall be effective simultaneously with the funding of the Second Tranche into the Escrow, so that (i) Jan Koe and Eric Wachter shall resign as directors of the Company as soon as practicable but no Later than 12 months from the closing of the First Tranche, (ii) Edward Pershing and 2 candidates as shall be nominated by the PRH Group and approved by the Board shall be appointed as Directors and (iii) Edward Pershing shall be appointed as Chairman of the Board of Directors and Dominic Rodrigues shall be appointed as Vice-Chairman of the Board of Directors. However, in the event Mr. Pershing in unable to join the Board of Directors upon Closing of the Second Tranche of the Financing, the PRH Group shall nominate a director in Mr. Pershing’s stead subject to the approval of the PRH Group, which nominee shall be nominated and elected as a director by the Board of Directors until such time as Mr. Pershing can accept his nomination to join the Board of Directors.

13.	As soon as practicable after the Company’s acceptance and agreement of this Term Sheet and the funding of the First Tranche of the Financing in the Escrow, the Company shall publicly announce including via press release a summary of the term of the Term Sheet subject to the approval of the PRH Group, which approval will not be unreasonably withheld.

14.

Until the reconstitution of the Board of Directors as set forth in 11 above, the Company agrees that it will not (and the Board will not approve) without the approval of the PRH Group, which approval will not be unreasonably withheld: (i) enter into any material contracts (which term will be defined in the definitive documents evidencing the Financing, for example any new personnel contracts or extensions of any existing material contracts); (ii) recapitalize the Company’s equity securities, except to allow for the designation of the Series D Preferred Stock; (iii) reclassify or amend any

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existing securities except for the cancellation of the Series C Preferred Stock; (iv) encumber or create any form of indebtedness except as contemplated by the Wachter financing and the Financing; (v) create any form of lien or other security interest on any of the Company’s assets except as described above for the Financing; (vi) enter into any contingent financing arrangement with other financing sources or (vii) hire any officers, employees, consultants or advisors.

15.	Eric Wachter, Tim Scott, and John Glass agree to stay employed in their current capacities prior to the first draw down of any amount of the First Tranche, unless otherwise determined by the Board.

16.	The Company will continue to include the resigning current directors on the funding of the First Tranche into the Escrow, namely Al Smith, Tim Scott and Kelly McMasters, and the resigning directors on the funding of the Second Tranche into the Escrow, namely Jan Koe and Eric Wachter, under the Company’s long-term D&O liability insurance coverage; and said resigning directors shall receive complimentary public announcements of their respective past service to the Company.

17.	The Company will place all the new directors under any and all current and planned D&O insurance policies.

18.	The Company will indemnify and hold harmless, Bruce Horowitz, Dominic Rodrigues and Edward Pershing.

19.	Prior to the first draw down of any amount of the First Tranche, the Board shall take all actions necessary to effect any changes in the Company, effective as of the funding of the First Tranche into the Escrow, including if necessary to allow for the change in the number of Directors of the Company and if necessary to designate the new series of preferred stock as the Series D Preferred Stock and to adopt the rights and preferences of the Series D Preferred Stock as described above under the Rights and Preferences of the Series D Preferred Stock.

20.

Except as has been publicly disclosed in the Company’s filings with the Securities and Exchange Commission, there are no (i) law suits pending or threatened against the Company, except as any action that may result from the Company’s actions against Mr. H. Craig Dees and Mr. Culpepper in response to the Company’s actions against

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such individuals as described herein and the Company’s filing with the SEC and except for the lawsuit filed by Porter, LeVay & Rose, Inc. and (ii) no administrative or government investigation of the Company except for the current SEC investigation and (iii) no administrative or government investigation of the Company except for the current SEC investigation and (iv) no actual or threatened conflict with, or violation of, any statute, rule, regulation or standard applicable to the Company, its present or future operations, or the Company’s products and/or services. The Company shall notify the PRH Group in writing of any of the actions listed in items (i) through (iv) above filed or threatened against the Company within 48 hours of the Company’s receipt of notice of such an action.

21.	Prior to the first draw down of any amount of the First Tranche, the Board of Directors shall have set a date for the annual meeting of shareholders.

22.	Unless otherwise agreed by the PRH Group, prior to the first draw down of any amount of the First Tranche, the Company shall have filed a proxy statement regarding its 2017 annual meeting of stockholders and such proxy statement shall, if required, discuss the Culpepper Group proxy statement and the Board shall recommend that shareholders reject the Culpepper Proxy Statement and the Culpepper Group’s proposed slate of directors.

23.	Immediately upon the execution and delivery of the Promissory Note, the Company will provide to the PRH Group such evidence as reasonably necessary to evidence the recording of the lien on the Company’s intellectual property in favor of the PRH Group as security for the Loan, which lien will be released upon the earliest to occur of (i) the repayment in full of the outstanding amount of the Loan or (ii) the conversion of the Loan into Series D Preferred Stock.

Exclusivity	Upon the execution of this Financing Term Sheet on behalf of the Company, the Board agrees that that it will not negotiate or enter into discussions with any other party or offer shares of the Company’s equity or debt or any interest therein for sale to any other party from the date of the Company’s acceptance of this Financing Term Sheet and until the funding of the First Tranche into the Escrow, except as otherwise required pursuant to the Board’s fiduciary duty under Delaware corporation law.

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Use of Proceeds	The Company agrees to use the proceeds from the Financing to fund (i) the completion of the Company’s clinical development program as currently constituted and envisioned as to be determined by the Board of Directors with the approval of the PRH Group and (ii) general corporate and administrative expenses approved by the PRH Group, which approval, in each case, will not be unreasonably withheld.

Access to Information	Immediately upon execution of this Financing Term Sheet, the PRH Group and its advisors will have full access during normal business hours to, or the Company will deliver to the PRH Group, copies of all documents (the “Materials”) pertaining to the operations of the Company as may be required by the PRH Group.

Counterparts	This Financing Term Sheet may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to the PRH Group of an executed copy of this Financing Term Sheet by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Financing Term Sheet as of the date of successful transmission to us.

Good Faith Negotiations	Each of the Company and the PRH Group will act honestly, diligently and in good faith in their respective endeavors to negotiate and execute any required formal documentation within 45 days following the execution of this Financing Term Sheet.

Confidentiality	Except as required by the Company’s disclosure and reporting obligations and the anti-fraud provisions under the Securities Exchange Act of 1934 and related laws pursuant to all negotiations regarding the financing transaction set forth in this Financing Term Sheet will be confidential and will not be disclosed to anyone other than respective advisors and internal staff of the parties and necessary third parties. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party.

Expenses	All reasonable legal and other expenses incurred by the PRH Group in connection with the negotiation of this Term Sheet and to execute the Financing plan, including reasonable attorneys’ fees, will be payable by the Company after the First Tranche is deposited in Escrow.

No Fees or Commissions	No fees or commissions will be payable by the Company to the PRH Group for providing or arranging for the Financing.

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Standstill Agreement	Except as contemplated in this Term Sheet, following the execution of this Term Sheet, the Company will not, directly or indirectly, sell any of its securities until the funding of the Second Tranche, and the PRH Group will not sell any securities of the Company until 90 days after the funding in full of the Financing.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

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SIGNATURE PAGE TO THE

AMENDED AND RESTATED DEFINITIVE FINANCING COMMITMENT

TERM SHEET

TO

PROVECTUS BIOPHARMACEUTICALS, INC.

DATED: March 19, 2017

AGREED by the Company:
Provectus Biopharmaceuticals, Inc.

By:	/s/ Timothy C. Scott	Dated: March 23, 2017

Timothy C. Scott print name

AGREED by the PRH Group:

By:	/s/ Bruce Horowitz	Dated: March 19, 2017
Bruce Horowitz

By:	/s/ Dominic Rodrigues	Dated: March 19, 2017
Dominic Rodrigues

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